Exhibit 5

[Letterhead of Blank Rome LLP]

December 12, 2016

Iconix Brand Group, Inc.

1450 Broadway

New York, NY 10018

Re: Iconix Brand Group, Inc., Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Iconix Brand Group, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-8, as the same may be amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), of 2,400,000 shares of the Company’s common stock, par value $0.001 per share (“Common Stock”) issuable under the Iconix Brand Group, Inc. 2016 Omnibus Incentive Plan (the “Plan”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed relevant or appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies. We have also assumed that all of the shares eligible for issuance under the Plan following the date hereof will be issued for not less than par value.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth above and hereinafter, we are of the opinion that the Common Stock offered pursuant to the Registration Statement, when issued in the manner and for the consideration contemplated by the Plan, the Registration Statement, the appropriate resolutions of the Board of Directors or a committee thereof of the Company, the agreements related thereto and applicable federal and state securities laws, if any, will be validly issued, fully paid and non-assessable.

The opinions in this opinion letter are qualified in their entirety by and subject to the following:

1. We express no opinion as to any laws of any jurisdiction other than the General Corporation Law of the State of Delaware.

2. This opinion letter is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated. We assume herein no obligation, and hereby disclaim any obligation, to make any inquiry after the date hereof or to advise you of any future changes in the foregoing or of any facts or circumstances that may hereafter come to our attention.

We consent to the reference to this firm as your counsel in the Registration Statement and to the filing of this opinion as Exhibit 5 to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Blank Rome LLP

BLANK ROME LLP